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                                                                     EXHIBIT 1.3

                                                           LOGO
                                                           [Assurant]

December 9, 2005

Board of Directors
Union Security Insurance Company
576 Bielenberg Drive
Woodbury, MN 55125

RE: VARIABLE ACCOUNT C
    UNION SECURITY INSURANCE COMPANY
    FILE NO. 333-69327

Dear Sir/Madam:

I have acted as corporate counsel to Union Security Insurance Company (the "Company"), an Iowa insurance company, and Variable Account C (the "Account") in connection with the registration of an indefinite amount of securities in the form of variable life insurance policies (the "Policies") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-6 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the Iowa and is duly authorized by the Insurance Department of the State of Iowa to issue the Policies.

2. The Account is a duly authorized and validly existing separate account established pursuant to applicable law.

3. To the extent so provided under the Policies, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4. The Policies, when issued as contemplated by the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form N-6 Registration Statement for the Policies and the Account.

Sincerely,

/s/ Douglas R. Lowe

Douglas R. Lowe